EXHIBIT 21.1

                                  SUBSIDIARIES

                                                                                Names
       Name of Subsidiary              Jurisdiction of Incorporation            Under Which It Operates
       ------------------              -----------------------------            -----------------------
1. AngelCiti Entertainment, Inc.       Nevada                                   AngelCiti Entertainment, Inc.

2. Worldwide Entertainment, SA         Costa Rica                               Worldwide Entertainment, Inc.

3. First National Consulting, Inc.     Belize                                   First National Consulting